                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This Asset Purchase Agreement ("Agreement") is entered into as of the 1st day of April, 1999, among X-Tech Incorporated, dba "New Horizons Computer Learning Centers of Sacramento and Stockton" ("Seller"), Northwestern Technical College, Inc., a California corporation ("NTC"), John Xepoleas, as the sole shareholder of Seller and the majority shareholder of NTC (the "Shareholder"), New Horizons Computer Learning Center of Sacramento, Inc., a Delaware corporation ("Buyer") and New Horizons Computer Learning Centers, Inc., a California corporation ("NHCLC").

                                    Recitals:
                                    ---------

         A. Seller is engaged in the business of providing computer training services ("Services") to organizations and individuals primarily located in and around Sacramento and Stockton and Redding, California (the "Business") as a franchisee of NHCLC.

         B. The parties desire that (i) Seller sell to Buyer and that Buyer purchase from Seller substantially all of Seller's assets related to the Business and (ii) Seller's Franchise Agreements each dated September 15, 1992 and November 10, 1995, respectively with NHCLC for the Sacramento and Stockton area (the "Franchise Agreements") be terminated upon the terms therein and hereinafter set forth.

         C. Shareholder owns 90% of the issued and outstanding capital stock of NTC, which provides computer training services for vocational and retraining programs in the Sacramento and Stockton areas.

         D. The parties desire to provide for certain limitations on the business to be conducted by NTC and Buyer in the future.

         In consideration of and in reliance upon the mutual representations, warranties, covenants, obligations and agreements contained herein, the parties agree as follows:

         1. PURCHASE AND SALE OF ASSETS.

              1.1 PURCHASED ASSETS. Seller hereby sells to Buyer, free of all liens, encumbrances, claims and other restrictions of any kind, and Buyer hereby purchases, all of Seller's right, title, and interest in and to all of the properties, assets, and rights owned, used, acquired for use, or arising or existing in connection with the Business, whether tangible or intangible, and whether or not recorded on Seller's books and records, as the same exist at the Closing (as defined below), including, without limitation, books and records, software and software licenses, stationary, business forms, telephone systems, telephone numbers, telex numbers, permits and other authorizations (governmental or otherwise) owned by Seller pertaining to the Business (to the extent such authorizations may legally be assigned), know-how, trade secrets, patents, trademarks, trade names, copyrights (including applications for the foregoing), and all goodwill relating to the Seller; PROVIDED, HOWEVER, that (i) Seller shall not sell


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and Buyer shall not purchase the Retained Assets of Seller described in Section
1.2 hereof, and (ii) as to contracts only, Seller shall assign and Buyer shall assume only those contracts of Seller that are set forth or described on
SCHEDULE 2.1. The assets to be purchased and sold pursuant to this Agreement are referred to herein as the "Purchased Assets."

              1.2 RETAINED ASSETS. Seller shall retain, and Buyer shall not purchase (i) any rights of Seller arising under this Agreement, (ii) Seller's corporate minute books, stock records, and tax returns or other similar corporate books and records relating to the Business, and those records, originals of which Seller is required to maintain under applicable laws (PROVIDED, copies of the same are included among the Purchased Assets), (iii) contracts of Seller that are NOT set forth on SCHEDULE 2.1 and (iv) the items listed on SCHEDULE 1.2 (collectively, the "Retained Assets").

         2. LIABILITIES OF SELLER.

              2.1 ASSUMED LIABILITIES. On the Closing Date, Buyer agrees to assume, and hereby assumes, the following liabilities and obligations of Seller existing as of the Closing (the "Assumed Liabilities"): (a) Seller's current liabilities reflected on the Adjusted Balance Sheet appearing in the Adjusted Financial Statements (as such terms are defined in Section 3.2 below) and those current liabilities incurred in the ordinary course of business consistent with past practices since the date of such Adjusted Balance Sheet to the extent reflected or reserved on the Closing Balance Sheet (as defined in Section 3.2 below) (b) Seller's long-term liabilities under lease arrangements of a type required by GAAP to be included on a balance sheet other than those liabilities or accruals relating to lines of credit, loans or other indebtedness with financial institutions (such liabilities together with the current liabilities reflected in paragraph (a) immediately preceding being sometimes referred to herein as "Assumed Balance Sheet Liabilities"), (c) the liabilities of Seller under the contracts set forth on SCHEDULE 2.1 to the extent (i) such contract liabilities accrue and relate solely to the period after the Closing, and (ii) the corresponding benefits therefrom are validly assigned to and received by Buyer, and (d) Seller's future obligation to provide training for which Seller has received payment.

              2.2 RETAINED LIABILITIES. Except for the Assumed Liabilities, Buyer shall not assume nor become responsible for any liability or obligation of Seller of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (the "Retained Liabilities").

         3. CONSIDERATION. The consideration for the Purchased Assets shall consist of the following: (i) Buyer's assumption of the Assumed Balance Sheet Liabilities, (ii) payment of the consideration payable at Closing as set forth in Section 3.1 below (the "Closing Payment"), as such may be subsequently adjusted pursuant to Section 3.2 below, and (iii) the consideration payable, if any, following the Closing as set forth in Section 3.3 below (the "Earn-Out").

              3.1 CLOSING PAYMENT. The Closing Payment shall be payable as follows:


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     (a) Two Million Seven Hundred Three Thousand Seven Hundred Sixty Six and
92/100 Dollars ($2,703,766.92), payable by wire transfer of immediately available funds to an account designated by Seller;

     (b) Two Hundred Ninety Six Thousand Two Hundred Thirty Three and 08/100 Dollars ($296,233.08) payable by wire transfer of immediately available funds to an account designated by U.S. National Bank; and

     (c) Two Hundred Thousand Dollars ($200,000.00) (the "Holdback Amount"), to be held by Buyer in an interest-bearing account pending final determination of the Net Worth Adjustment (as defined and determined below)

     3.2 BALANCE SHEET ADJUSTMENT.

     (a) Promptly after the Closing, Seller will prepare a balance sheet as of the Closing (the "Closing Balance Sheet") reflecting:

          (i) cash and cash equivalents included in the Purchased Assets;

          (ii) trade accounts receivable, net of allowance for doubtful accounts and reserve for subsequent credit memos, included in the Purchased Assets;

          (iii) inventory, net of applicable reserves, included in the Purchased Assets;

          (iv) prepaid expenses included in the Purchased Assets the benefit of which is fully available to Buyer;

          (v) property, plant and equipment, net of depreciation and amortization, included in the Purchased Assets;

          (vi) any other assets included in the Purchased Assets of a type required by GAAP to be included on a balance sheet; and (vii) the Assumed Balance Sheet Liabilities.

Attached hereto as SCHEDULE 3.2(a)(i) is a balance sheet of the Business as of December 31, 1998 and an income statement for the twelve (12) month period then ended, which have been prepared jointly by Seller and Buyer in accordance with GAAP and which reflect the New Horizons Methodology (the "Adjusted Balance Sheet" and "Adjusted Income Statement", respectively, and collectively, the "Adjusted Financial Statements"). Such Methodology is set forth on SCHEDULE 3.2(a)(ii) hereof. The Adjusted Balance Sheet was derived from the Seller's Balance Sheet (as defined in Section 4.3 hereof) by making those modifications set forth on SCHEDULE 3.2(a)(iii) hereof. The Closing Balance Sheet shall be prepared in a manner consistent with the preparation of the Adjusted Balance Sheet. Based on the Closing Balance Sheet, Seller will also prepare a written calculation of the amount by which the Net Worth (as defined below) as at the Closing Date is greater or less than a negative Two Hundred Seventy-Five Thousand Dollars (-$275,000.00) ("Net Worth Adjustment").



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     (b) NET WORTH ADJUSTMENT REVIEW. Seller will prepare the Closing Balance
Sheet and the Net Worth Adjustment and deliver the same to Buyer not later than thirty (30) days after the Closing, together with a written certification that such have been prepared and calculated in accordance herewith. Thereafter, Buyer's Chief Financial Officer and Buyer's independent accountants will conduct a review of these items, and Buyer will notify Seller not later than thirty (30) days after receipt thereof, as to whether they are acceptable to Buyer. If Buyer objects to the Closing Balance Sheet or the Net Worth Adjustment and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Buyer's objection, the Net Worth Adjustment (reflecting the resolution) will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Buyer's objection, the dispute will be resolved by a "Big Five" national accounting firm mutually agreeable to the parties (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor.

     (c) FINAL PAYMENT OR REFUND.

         (i) POST-CLOSING PAYMENT. If the Net Worth Adjustment is a positive amount, the Holdback Amount shall be paid to Seller (along with any interest accrued thereon). In addition to paying the Holdback Amount, Buyer shall pay Seller the dollar amount equal to the Net Worth Adjustment. The following example shall illustrate the foregoing:

     If the Net Worth as of the Closing Date is negative One Hundred Thousand Dollars (-$100,000.00), then the Net Worth Adjustment will be a positive One Hundred Seventy Five Thousand Dollars ($175,000.00). Since the Net Worth Adjustment is a positive amount, Buyer would pay Seller the entire Holdback Amount (i.e., $200,000.00) and the amount of the Net Worth Adjustment ($175,000.00) for a total Post-Closing Payment of Three Hundred and Seventy Five Thousand Dollars ($375,000.00).

         (ii) POST-CLOSING REFUND. If the Net Worth Adjustment is a negative amount, Seller will refund to Buyer the Net Worth Adjustment (treated as a positive amount) from the Holdback Amount (which Buyer may retain, to the extent necessary to pay the Net Worth Adjustment) and, if necessary, also by the wire transfer of immediately available funds to an account designated in writing by Buyer (or a combination of both). The balance of the Holdback Amount, if any, shall be paid to Seller (along with any interest accrued thereon).

         (iii) TIME OF POST-CLOSING PAYMENT OR REFUND. Any post-closing payment or refund (as the case may be) provided for under this Section 3.2(c) will be made not more than three business (3) days after the Net Worth Adjustment becomes final, as contemplated by Section 3.2(b) hereof.

     3.3 EARN-OUT. As additional consideration for the Purchased Assets, Seller shall be entitled to receive with respect to the 12 month period commencing on the first



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

day of the month on or after the Closing Date and ending on the last day of the twelfth month thereafter, an amount, if any, to be determined as follows (the "Earn Out Payments"):

               -------------------------------------------- ----------------------------------------------
                              BUYER'S EBIT                            EARN OUT PAYMENT WILL BE
               -------------------------------------------- ----------------------------------------------
               Less than or equal to $700,000               -0-
               -------------------------------------------- ----------------------------------------------
               Greater than $700,000 and less than          One dollar for every dollar that EBIT
               or equal to $1,000,000                       exceeds $700,000
               -------------------------------------------- ----------------------------------------------
               Greater  than  $1,000,000  and less than or  $300,000
               equal to $1,100,000
               -------------------------------------------- ----------------------------------------------
               In excess of $1,100,000                      $300,000  plus 2.5 times the excess EBIT over
                                                            $1,100,000
               -------------------------------------------- ----------------------------------------------

     Buyer will prepare the foregoing EBIT calculations and deliver the same to Seller within forty-five (45) days after the end of the twelve month period for which they are required, together with a written certification that such calculations have been prepared and calculated in accordance herewith. Thereafter, Seller will conduct a review of these items and notify Buyer not later than thirty (30) days after receipt of such calculations as to whether they are acceptable to Seller. If Seller objects to such calculations and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Seller's objection, such calculations (reflecting the resolution) will become final and binding on the parties. If Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Seller's objection, the dispute will be resolved by the Independent Accountants. The Independent Accountants will be instructed to perform their services as expeditiously as possible and the resolution of the Independent Accountants shall be final and binding on the parties. The fees and expenses of the Independent Accountants for the resolution of the dispute shall be shared by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor.

     Within ten (10) days after the amount of any Earn Out Payment is finally determined in accordance with the foregoing it shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller.

For purposes of this Section 3:

     "Buyer's EBIT" shall be the amount determined from Buyer's financial statements for the Business prepared in accordance with GAAP using the New Horizons Methodology in a manner consistent with the Adjusted Income Statement, by (a) adding to the net income or loss of the Business: (i) the total of all federal, state, local and foreign tax expense with respect to income; (ii) the total of all interest expense with respect to indebtedness for borrowed money (including capitalized leases and purchase money financing), net of interest income; and (iii) the amortization of all intangibles resulting from the transactions contemplated by this Agreement, and (b) deducting royalties which would have been payable by Seller to NHCLC under the Franchise Agreements in the absence of this Agreement. In determining



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Buyer's EBIT, it is agreed that no intercompany administrative, accounting or overhead charges shall be made against the Business; PROVIDED that Buyer, NHCLC or any affiliate of either entity may charge to the Business the reasonable cost of providing (i) services which replace those historically provided by persons directly employed in the Business, or (ii) services which are directly necessary to the continued growth and success of the Business.

     "Net Worth" means the assets of the Business (excluding unamortized organization costs or franchise fees) less total liabilities of the Business, determined in accordance with GAAP, but excluding the Retained Assets and Retained Liabilities.

         3.4 ACCOUNTING PROCEDURES FOR EBIT CALCULATION. The accounting procedures used for purposes of determining the Adjusted Balance Sheet and Adjusted Income Statement shall be the same procedures used for purposes of calculating Buyer's EBIT during the "earn-out" period, which are more described on SCHEDULE 3.2(a)(ii). Additionally, any subsequent changes in the New Horizons Methodology shall not apply for purposes to Buyer's EBIT calculation.

         In addition to the exclusions set forth in the definition of "Buyer's EBIT," all costs associated with Buyer's acquisition of the Business, including, but not limited to conversion, maintenance of the Holdback Amount, Buyer's professional legal, accounting and consulting fees, due diligence, governmental filing fees, travel, lodging, orientation of personnel, notifying customers and vendors of the transactions contemplated by this Agreement and a change in accounting methodology shall be excluded from the calculation of Buyer's EBIT.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER. Seller and the Shareholder hereby jointly and severally represent and warrant to Buyer as follows:

         4.1 ORGANIZATION, AUTHORITY AND CAPACITY. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of California, and except as set forth on SCHEDULE 4.1, is in good standing qualified to do business in such other states where the nature of the business conducted requires such qualification, and has full power and authority to own, lease and operate its assets and properties and, carry on the Business as and where such assets and properties are now owned or leased and as such business is presently being conducted. Seller and the Shareholder have full power, authority, and legal capacity to execute, deliver, and perform this Agreement in accordance with its terms, and such execution, delivery and performance has been approved by all requisite action of Seller. This Agreement has been duly executed and delivered by Seller and the Shareholder and constitutes the legal, valid and binding obligation of Seller and the Shareholder, enforceable against Seller and the Shareholder in accordance with its terms.

         4.2 NO CONSENTS OR CONFLICTS. Except as set forth on SCHEDULE 4.2, no consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Shareholder in connection herewith. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Seller or the Shareholder in connection herewith conflicts with, violates or results in any breach



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of: (i) any judgment, decree, order, statute, rule or regulation applicable to
Seller or the Shareholder, (ii) any agreement or instrument to which Seller or the Shareholder is a party or by which Seller or any of its assets is bound, or
(iii) any provision of the Articles of Incorporation or the By-Laws of Seller.

     4.3 FINANCIAL STATEMENTS. Seller has previously delivered to Buyer Seller's financial statements for the years ended December 31, 1997 and 1998, and for the two (2) month period ended February 28, 1999 (the "Seller Prepared Financial Statements"), including its balance sheet as of February 28, 1999 ("Seller's Balance Sheet"). The Seller Prepared Financial Statements present fairly Seller's financial position as of the dates indicated and results of operations for the periods indicated on a consistent basis.

     4.4 NO LIABILITIES. Seller has no liabilities or obligations of any kind. (accrued, absolute, contingent, known, unknown or otherwise) except (i) as reflected on the Adjusted Balance Sheet, (ii) as incurred in the ordinary course of business, consistent with past practice, since the date of the Adjusted Balance Sheet, or (iii) as set forth on SCHEDULE 4.4.

     4.5 NO CHANGES. Since the date of the Adjusted Balance Sheet which forms a part of Seller's Adjusted Financial Statements, Seller has operated only in the ordinary course, consistent with past practice, and there has not been any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the assets, liabilities, operating performance, business relationships, or prospects of the Business. Without limiting the generality of the foregoing, since the date of such balance sheet, except as set forth on SCHEDULE 4.5, there has not been with respect to the Business any:

          (a) waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others exceeding $10,000 in the aggregate;

          (b) sale, disposition, transfer or assignment of any assets other than inventory in the ordinary course of business;

          (c)  mortgage, pledge or subjection to any lien of any assets;

          (d) unusual or novel method of transacting business engaged in by Seller or any change in Seller's accounting procedures or practices (except as required by Buyer) or its financial structure;

          (e) any increase in salaries, bonuses or benefits paid or payable to employees, except normal salary increases in the ordinary course of business and previously disclosed to Buyer;

          (f) any change in the number or quality of the computers or software used in conducting the Business; or



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          (g)  any material damage, destruction or loss to or of the assets of
               Seller.

     4.6 TITLE TO PURCHASED ASSETS. Seller owns all of the Purchased Assets free and clear of all liens, claims, encumbrances and other restrictions or limitations of any kind whatsoever affecting the ability to use or transfer the Purchased Assets.

     4.7 OWNERSHIP OF SELLER. The Shareholder own beneficially and of record, free and clear of all liens and encumbrances, all of the issued and outstanding shares of capital stock in Seller.

     4.8 ASSETS OWNED. Except for the Retained Assets, the Purchased Assets comprise all of those assets which are used or useful in the operation of the Business in the ordinary course as presently conducted. The Purchased Assets include all assets reflected on the Adjusted Balance Sheet other than the Retained Assets and those assets disposed of in the ordinary course of business consistent with prior practice.

     4.9 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.9, Seller has, to Seller's knowledge, conducted the Business in compliance with all laws, regulations or orders of any jurisdiction or governmental authority, including, without limitation, those pertaining to, environmental protection, occupational health or safety, employee benefits, and employment practices. Except as set forth on SCHEDULE 4.9, Seller has all permits, registrations and licenses necessary to conduct the Business, and all of Seller's employees utilized in connection with the Business have obtained all required permits, registrations, and licenses. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any of them.

     4.10 NO LITIGATION. Except as set forth on SCHEDULE 4.10, there is no claim, litigation, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller. There are no pending or, to the knowledge of Seller, threatened controversies, grievances or claims by any employee or former employee of Seller with respect to their employment, compensation, benefits or working conditions.


     4.11 CONDITION. Except as set forth on SCHEDULE 4.11, all of the items of tangible property included among the Purchased Assets and used in the ordinary conduct of Seller's Business are in good operating condition, normal wear and tear excepted, and do not require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

     4.12 TAXES. All tax returns, reports and declarations (hereinafter collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, Business, income, expenses, net worth and franchises of Seller have been timely filed by either Seller or the Shareholder. All taxes due in connection with the properties, Business, income, expenses, net worth and franchises of Seller ("Taxes") have been paid by either Seller or the Shareholder, other than tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been



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established on the Adjusted Balance Sheet. There are no tax claims, audits or proceedings pending in connection with the properties, Business, income, expenses, net worth and franchises of Seller, and, to the knowledge of Seller, there are no such threatened claims, audits or proceedings.

     4.13 EMPLOYEE BENEFITS. All employee benefit plans (as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA")) and all other employee benefit programs or arrangements of any type (collectively, the "Plans") maintained by Seller or to which Seller contributes are listed on SCHEDULE 4.13. Except as disclosed on said SCHEDULE 4.13, Seller
(i) has complied in all material respects with the provisions of ERISA applicable to Seller as an employer, plan sponsor, plan administrator or fiduciary of any such Plan, (ii) has administered the Plans in accordance with their terms and (iii) with respect to any Plan maintained by Seller or to which Seller contributes, has made all contributions required of it by any law (including, without limitation, ERISA) or contract and no unfunded liability exists with respect to any Plan.

     4.14 CUSTOMERS. Except as set forth on SCHEDULE 4.14, no customer of the Business accounting for more than One Hundred Thousand Dollars ($100,000) in revenues during the twelve full calendar months preceding the Closing has canceled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with Seller or to materially decrease its purchases from Seller.

     4.15 CONTRACTS. Except as set forth on SCHEDULE 4.15, neither Seller, nor, to the knowledge of Seller, any other party to any contract set forth on
SCHEDULE 2.1, has breached any obligation under any such contract.

     4.16 CONFLICTS. Except as set forth on SCHEDULE 4.16, neither the Shareholder, nor any other person or entity controlled by or under common control with Seller or the Shareholder, has any direct or indirect interest in any business enterprise which does business with Seller or competes with Seller in any manner.

     4.17 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on SCHEDULE 4.17, Seller and the Shareholder have not, and to the knowledge of Seller no employee or agent of Seller, or any other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the Purchased Assets or the Business, or (iii) if not continued in the future, might adversely affect the Purchased Assets, the Business or the prospects of the Business.

     4.18 BROKERS AND FINDERS. Except as set forth on SCHEDULE 4.18, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller or the Shareholder in bringing about the transactions contemplated herein, rendered any services with respect hereto, or been in any way involved herewith. Seller and the Shareholder are fully responsible for any fees and/or expenses due any such party.



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         4.19 SOFTWARE. Except as set forth on SCHEDULE 4.19, all software used in connection with the Business ("Software") has been designed and developed by Seller or is used pursuant to valid license agreements, which agreements are fully paid and in full force and effect. Except as set forth on SCHEDULE 4.19, Seller has not licensed the Software to any third party and no third party (including, but not limited to, any of Seller's employees) have any rights in such Software. To Seller's knowledge there are no pending or threatened claims against or demands upon Seller or the Shareholder alleging that the Software infringes upon the rights of any third party.

         4.20 ACCOUNTS RECEIVABLE. Except for the reserve for doubtful accounts reflected on the Adjusted Balance Sheet, all accounts receivable of Seller reflected on the Adjusted Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business are collectible in the ordinary course of business.

         4.21 MILLENNIUM COMPLIANCE. Seller has taken those steps outlined on
SCHEDULE 4.21 to determine whether its information systems used in connection with the Business are Millennium Compliant. "Millennium Compliant" means the ability when used individually or in conjunction with any other systems, software or equipment to: (a) accurately process Date Data before, after and across December 31, 1999 and throughout the year 2000 and beyond (including by recognizing the year 2000 as a leap year); (b) provide correct results when moving backwards and forwards between the 20th and 21st century; and (c) function without error or without interruption related to or caused by Date Data. For the purposes of this definition, "Date Data" means data which represents or references dates in the same and/or different centuries.

         4.22 NO MISREPRESENTATIONS. No representation or warranty made by Seller or the Shareholder in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Buyer contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Buyer by Seller were complete and accurate copies of such documents.

         4.23 KNOWLEDGE DEFINED. For purposes of this Section 4, "to the knowledge of Seller" (or similar phrases) shall mean (i) the actual knowledge of the Shareholder, Brett Daly, John Herrera, Mark Crittenden and William Simoneaux; and (ii) the knowledge any of such persons would have had after making reasonable inquiry of the Seller's personnel and reasonable investigation and review of Seller's books and records and other relevant documentation.

     5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and the Shareholder as follows:

         5.1 ORGANIZATION AND AUTHORITY OF BUYER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute, deliver and perform this Agreement in



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accordance with its terms. This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         5.2 NO CONSENTS OR CONFLICTS. No consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer which has not been obtained or made or which will be obtained or made before due. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Buyer,
(ii) any agreement to which Buyer is a party or by which it is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of Buyer.

         5.3 BROKERS AND FINDERS. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Buyer in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith.

         5.4 NO MISREPRESENTATIONS. No representation or warranty made by Buyer in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Seller contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading. Copies of all documents delivered or made available to Seller by Buyer were complete and accurate copies of such documents.

         5.5 ADEQUATE CAPITALIZATION. At the time of execution of this Agreement, Buyer is sufficiently capitalized to perform its obligations under this Agreement and will remain sufficiently capitalized during the "earn-out" period.

     6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and the Shareholder set forth in Section 4 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.7, 4.12 and 4.13 will survive for the applicable statute of limitations (including extensions). The representations and warranties of Buyer set forth in Section 5 hereof will survive the Closing, regardless of any investigation made by any party hereto, until the second anniversary of the Closing Date, except that the representations and warranties contained in Section 5.1 and 5.2 will survive for the applicable statute of limitations.

     7. CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement by all of the parties hereto as of the date hereof (the "Closing Date"), at the offices of Seller or at such other place as the parties may agree in writing, and shall be effective as of the opening of business on such date.

     7.1 SELLER'S CLOSING DELIVERIES. Seller shall deliver, or cause to be delivered, the following items in connection with the Closing, each of which shall be in form and substance acceptable to Buyer and its counsel:

         (a) CONSENTS. The consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Seller or Shareholder or whose consent is deemed necessary by Buyer in order to avoid any disruption of the Business, including but not limited to the approval by the Bureau of Private Postsecondary Vocational Education on terms acceptable to Pacific Bell;

         (b) BOARD AND SHAREHOLDER APPROVAL. Certified copies of the resolutions of Seller's Board of Directors and Shareholder approving the consummation of the transactions contemplated by this Agreement;

         (c) TRANSFER INSTRUMENTS; RELEASES OF LIENS. Bills of sale, assignments and other transfer instruments and releases of liens, encumbrances and restrictions sufficient to convey, transfer, and assign to Buyer, and to effectively and legally vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets free and clear of all liens, encumbrances and restrictions whatsoever;

         (d) FRANCHISE AGREEMENTS. A written cancellation of and waiver of all claims by Seller under the Franchise Agreements;

         (e) EMPLOYMENT. Employment agreements between Buyer and each of William Simoneaux, Mark Crittenden, John Herrera and Brett Daly in the form attached hereto as EXHIBIT 7.1(e) to be effective from and after the Closing Date;

         (f) NAME CHANGE. Evidence that Seller has ceased, or within ten (10) days after the Closing will cease, all uses of the name "New Horizons," "New Horizons Computer Learning Center" and all variations thereof;

         (g) NONCOMPETITION AGREEMENT. Noncompetition Agreement between Buyer and each of Seller, NTC and Shareholder in the form attached hereto as EXHIBIT 7.1(g) to be effective from and after the Closing (the "Noncompetition Agreement");

         (h) 1215 HOWE AVENUE LEASE AGREEMENT. Delivery of either (i) a lease agreement between Buyer and Shareholder for the premises located at 1215 Howe Avenue, Sacramento, California, to be effective from and after the Closing Date, or (ii) an extension of the existing lease for the premises located at 1215 Howe Avenue, Sacramento, California;

         (i) STOCKTON AND REDDING LEASE RENEWALS OR REPLACEMENTS. Lease renewal or replacement for each of Seller's Stockton and Redding, California locations on terms satisfactory to Buyer;

         (j) SACRAMENTO CLASSROOM LEASE. Lease agreement for an additional two
(2) classrooms for the real property located at 1111 Howe Avenue, Suite 295, Sacramento, California, on terms satisfactory to Buyer; and

              (k) OTHER DELIVERIES. Such other instruments and documents as may be reasonably requested in order to give effect to the transactions contemplated by this Agreement.

         7.2 BUYER'S CLOSING DELIVERIES. Buyer shall deliver the following items in connection with the Closing, each of which shall be in form and substance acceptable to Seller, the Shareholder and their counsel.

              (a) EMPLOYMENT AGREEMENTS. Employment agreements between Buyer and each of William Simoneaux, Mark Crittenden, John Herrera and Brett Daly, to be effective from and after the Closing Date;

              (b) CONSENTS. The consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Buyer;

              (c) BOARD APPROVAL. Certified copies of the resolutions of Buyer's Board of Directors approving the consummation of the transactions contemplated by this Agreement;

              (d) CLOSING PAYMENT. The Closing Payment provided for in Section 3.1;

              (e) ASSUMPTION AGREEMENT. An agreement assuming Seller's obligations for the Assumed Liabilities;

              (f) SACRAMENTO LEASE AGREEMENT. Lease Agreement between Buyer and Shareholder for the premises located at 1215 Howe Avenue, Sacramento, California, to be effective from and after the Closing Date;

              (g) NONCOMPETITION AGREEMENT. Noncompetition Agreement between Buyer and each of Seller, NTC and Shareholder to be effective from and after the Closing Date; and

              (h) FRANCHISE AGREEMENTS. A written cancellation of and mutual waiver of all claims by Buyer and NHCLC and any of their successors or assigns under the Franchise Agreements; other than for any and all unpaid royalty, marketing and advertising fees owed by Seller.

     8. RESTRICTIVE COVENANTS.

         8.1 CONFIDENTIALITY. Without the prior written consent of Buyer, Seller, NTC and the Shareholder shall at all times hold in strictest confidence the terms of this Agreement and any and all non-public information concerning the Business, Buyer or any of Buyer's affiliated companies.

         8.2 NON-COMPETITION/NON INTERFERENCE. Neither Seller, NTC nor Shareholder (or any affiliate thereof) shall compete and/or interfere with Buyer or the Business as contemplated by the Noncompetition Agreement.

         8.3 ADEQUATE CONSIDERATION. Seller, NTC and the Shareholder on the one hand, and Buyer, on the other hand, acknowledge and agree that the obligations of the parties hereunder constitute adequate consideration for the their obligations under this Section 8 and under the Noncompetition Agreement.

         8.4 REMEDIES. Seller, NTC and the Shareholder acknowledge that a breach of any of the provisions of this Section 8 or of the Noncompetition Agreement will result in irreparable damage to the affected parties for which there will be no adequate remedy at law, and agree that the affected parties, in addition to its rights at law, will be entitled to injunctive and other equitable relief to enforce such provisions, without having to post any bond.

         8.5 REFORMATION. In the event any provision of this Section 8 or of the Noncompetition Agreement shall be determined to be unenforceable or invalid, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.

     9. POST-CLOSING AGREEMENTS/FURTHER ASSURANCES.

         9.1 As of the Closing, Buyer may not have all required licenses, permits and other governmental or vendor authorizations necessary for it to take title to all of the Purchased Assets and to hereafter operate all aspects of the Business. Seller agrees to cooperate with Buyer in timely obtaining such licenses, permits and other governmental and vendor authorizations, and further agrees that Buyer may operate the Business under the authority of any of Seller's licenses, permits or other governmental authorizations of the type that Buyer has not yet obtained, PROVIDED, that such operation does not violate applicable laws or regulations, and that Buyer and NHCLC, jointly and severally, indemnify and hold Seller harmless against any and all costs, liability, loss, damage or deficiency resulting from Seller's good faith performance of these obligations. Buyer warrants and agrees that all operations shall be in compliance with all applicable laws, regulations and ordinances.

         9.2 The parties hereto agree to execute and deliver to any other party any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing. Notwithstanding anything contained in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any contract or claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. Seller and the Shareholder shall use their best efforts to obtain the consent of the other party to any of the foregoing contracts or claims to the assignment thereof to Buyer in all cases that such consent is required for assignment or transfer.

         9.3 Buyer shall use all reasonable efforts to collect the accounts receivable included in the Purchased Assets, but Buyer shall not be required to take or threaten legal action to collect any of such receivables.

         9.4 Seller shall, within fourteen (14) days after the Closing Date, provide such notices of continuation health coverage as are required to be provided to any of Seller's employees, former employees, or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code, in such form as Seller and Buyer shall jointly prepare.

         9.5 During the period commencing on the Closing Date and ending upon payment of the last Earn Out Payment contemplated by Section 3.3, Buyer covenants and agrees as follows:

              (a) Buyer shall cause separate and distinct books and records for the Business to be maintained in a manner consistent with the New Horizons Methodology described on SCHEDULE 3.2(a)(II);

              (b) Buyer shall deliver to the Shareholder within thirty (30) days of the close of each fiscal quarter of Buyer (other than that coinciding with the end of its fiscal year, in which event such statements shall be provided after the completion of Buyer's year-end audit) copies of the balance sheet of the Business as of that date and of the statements of income for the fiscal quarter and year-to-date then ended prepared in accordance with the provisions of Section 3.2 hereof; and

              (c) All transactions between or among Buyer and any of Buyer's affiliates shall be on terms and conditions no less favorable to Buyer than those available through comparable transactions with third parties.

         9.6 Shareholder and/or NTC shall maintain the "tracker" database for as long as requested by Buyer; PROVIDED, such period does not exceed two (2) years from the Closing Date. Shareholder and/or NTC shall be paid an aggregate of seventy-five dollars ($75.00) per hour for maintenance of the database by Buyer.

         9.7 On or before May 1, 1999, Seller and/or Shareholder, at its and/or his sole cost and expense, shall cause Seller to obtain and assign to Buyer any and all software licenses necessary to operate the Business such that the items disclosed on SCHEDULE 4.19 are not continuing violations of any software license agreements.

         9.8 NHCLC hereby guarantees the performance of Buyer's obligations under this Agreement, including, but not limited to, the making any required payments to Seller pursuant to Section 3.2(c) and Section 3.3 of this Agreement.

     10. INDEMNIFICATION.

         10.1 Seller and the Shareholder jointly and severally agree to indemnify and hold Buyer harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Seller or the Shareholder herein,
(ii) any imposition (including, without limitation, by operation of bulk transfer or other law) or attempted imposition by a third party upon Buyer of any liability or obligation of Seller which is not an Assumed Liability, including but not limited to any loss, damage, liability or deficiency relating to or arising out of those matters disclosed on SCHEDULE 4.10 or any litigation or quasi-litigation arising out of or relating thereto, and (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

         10.2 Buyer agrees to indemnify and hold Seller and the Shareholder harmless from and against (i) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Buyer herein, (ii) any imposition or attempted imposition by a third party upon Seller of any Assumed Liability, and (iii) any and all costs and expenses (including reasonable attorneys' and accountants' fees) related to any of the foregoing.

         10.3 If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice thereof. A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages and the party from whom indemnity is sought:

          (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and

          (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity,

in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim shall be deemed to have been consented to by, and shall be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim shall not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

         10.4 The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy available to any party.

         10.5 Notwithstanding the provisions of Section 10.1 hereof, any claim or claims for indemnity against the Seller or the Shareholder resulting from or arising out of any inaccuracy in or breach of any representation or warranty given by Seller or the Shareholder hereunder (other than those arising solely as a result of the inaccuracy in any representations and warranties provided for in Sections 4.6 or 4.12) shall not be actionable until the aggregate loss incurred by Buyer shall with respect to all such claims exceeds Twenty-Five Thousand Dollars ($25,000.00).

         10.6 COOPERATION. Buyer agrees to cooperate with Seller in the defense of any claims initiated by third parties (other than Buyer) relating to the operation of the Business prior to the Closing Date. Cooperation includes, but is not limited to, reasonable access to Buyer's employees and company documents to the extent reasonably necessary for defense of an applicable claim.

     11. MISCELLANEOUS.

         11.1 AMENDMENTS; BINDING EFFECT. The Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all parties hereto. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights, interests and obligations hereunder to its parent companies or to any of its majority-owned subsidiaries or affiliates without the prior written consent of the other parties hereto.

         11.2 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be effectively served and delivered (a) when delivered personally; (b) when given by facsimile (with confirmation of receipt and a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested to the appropriate party at the following address (or such other address for a party as shall be specified by notice pursuant hereto):

 If to Seller, NTC or the Shareholder, to: John Xepoleas
                                           1111 Howe Avenue, Suite 180
                                           Sacramento, California  95825
                                           Facsimile:  (916) 641-8649

 With a copy to:                           The Law Offices of Bruce Kerr
                                           601 University Avenue, Suite 265
                                           Sacramento, California  95825
                                           Facsimile:  (916) 567-9420


 If to Buyer, to:                          New Horizons Computer Learning Center
                                           of Sacramento, Inc.
                                           1231 East Dyer Road, Suite 140
                                           Santa Ana, CA 92705-5605
                                           Attention: Chief Financial Officer
                                           Facsimile:  714-755-6947

 With a copy to:                           Calfee, Halter & Griswold LLP
                                           800 Superior Avenue, Suite 1400
                                           Cleveland, Ohio 44114
                                           Attention:  Scott R. Wilson, Esq.
                                           Facsimile:  (216) 241-0816

         11.3 CONSTRUCTION. This Agreement (including the Schedules and Exhibits hereto), sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein. The headings to the various provisions of this Agreement are for reference purposes only and shall not be construed as affecting the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any conflict of laws provisions.


                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first written above.


                                          X-TECH INCORPORATED


                                          By: /s/ John Xepoleas
                                             -----------------------------------
                                                   John Xepoleas
                                                   President

                                          NORTHWESTERN TECHNICAL COLLEGE, INC.


                                          By: /s/ Glen LaLiberte
                                             -----------------------------------
                                                   Glen LaLiberte
                                                   President

                                             /s/ John Xepoleas
                                          --------------------------------------
                                          John Xepoleas



                                          NEW HORIZONS COMPUTER LEARNING
                                          CENTER OF SACRAMENTO, INC.



                                          By: /s/ Robert S. McMillan
                                             -----------------------------------
                                                   Robert S. McMillan
                                                   Chief Financial Officer


                                          NEW HORIZONS COMPUTER
                                          LEARNING CENTERS, INC.



                                          By: /s/ Robert S. McMillan
                                             -----------------------------------
                                                   Robert S. McMillan
                                                   Chief Financial Officer